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                                                                    EXHIBIT 23.4

                                                    April 16, 1997

The Board of Directors
PanAmSat Corporation
One Pickwick Plaza
Greenwich, CT 06830

Dear Members of the Board:

     We hereby consent to the references to our opinion letters dated September 20, 1996 and April 16, 1997, respectively, to the Board of Directors of PanAmSat Corporation ("PanAmSat"), contained in Appendix D to the Proxy Statement of PanAmSat and the Prospectus of Magellan International, Inc., which form a part of the Registraton Statement on Form S-4 of PanAmSat, filed on April 16, 1997 with the Securities and Exchange Commission ("SEC") under the captions "SUMMARY--Opinion of PanAmSat's Financial Advisor," "THE REORGANIZATION-- Background of the Reorganization," "THE REORGANIZATION--Recommendation of the PanAmSat Board and Reasons for the Merger" and "THE REORGANIZATION--Opinion of PanAmSat's Financial Advisor."

     In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

                                        MORGAN STANLEY & CO. INCORPORATED


                                        By:        /s/ Paul J. Taubman
                                            --------------------------------
                                                     Paul J. Taubman
                                                    Managing Director